Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 9, 2020, with respect to the consolidated financial statements of Arko Holdings Ltd. contained in the Registration Statement and Prospectus of ARKO Corp.. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Charlotte, North Carolina

January 21, 2021